Exhibit 10.1

THE HILLSHIRE BRANDS COMPANY
SEVERANCE PLANS FOR CORPORATE OFFICERS
(As restated effective as of June 26, 2013)

INTRODUCTION
This document sets forth the severance plans of The Hillshire Brands Company (the “Corporation”) governing:

(a)
payments and benefits to be provided in the event of the involuntary termination of employment with the Corporation of an officer of the Corporation (excluding assistant secretaries, assistant treasurers and any other positions below the level of a Board of Directors-appointed Corporate Vice President) who was elected by the Board of Directors of the Corporation (“Officer” or “Terminated Officer”), as set forth in Article 2 below; and

(b)
payments and benefits to be provided in the event of the termination of employment with the Corporation of an Officer under certain circumstances following a change in control of the Corporation, as set forth in Article 3 below.

ARTICLE 1
COMMON PROVISIONS
The following provisions shall apply to both the Involuntary Termination Plan (Article 2 below) and the Change in Control Plan (Article 3 below):

1.2	Definitions
Whenever used in the Involuntary Termination Plan or the Change in Control Plan, capitalized terms used but not otherwise defined herein shall have the meanings set forth below:

(a)	“Board” means the Board of Directors of the Corporation.

(b)	“Committee” means the Compensation and Employee Benefits Committee of the Board, a subcommittee thereof, or such other committee as may be appointed by the Board.

(c)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

(d)	“Corporation” means The Hillshire Brands Company and any successor thereto.

(e)
“Effective Date” of both the Involuntary Termination Plan and the Change in Control Plan as described herein means June 30, 2006, as amended from time to time, with amendments to the plans being effective as specified in the respective amendatory instrument.

1.3	Employment Status
Except as may be provided under any other agreement between an Officer and the Corporation, the employment of such Officer by the Corporation is “at will,” and may be terminated by either such Officer or the Corporation at any time, subject to applicable law.

1.4	Severability
In the event any provision of either the Involuntary Termination Plan or the Change in Control Plan shall be held illegal or invalid for any reason, the illegality or invalidity of such provision shall not affect the remaining parts of such plan, and such plan shall be construed and enforced as if the illegal or invalid provisions had not been included. Further, the captions of the plans are not part of the provisions thereof and shall have no force and effect.

1.5	Compliance with Section 409A
Notwithstanding anything in these plans to the contrary, the Corporation further intends that to the extent the plans provide a severance pay benefit that constitutes a deferral of compensation as determined in accordance with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), each provision in these plans shall be interpreted to comply with the requirements of Section 409A and any provision that would conflict with such requirements shall not be valid or enforceable.
ARTICLE 2
INVOLUNTARY TERMINATION PLAN

2.1	Introduction
This plan (the “Involuntary Termination Plan”) has been established by the Corporation to govern payments and benefits to be made in the event of the involuntary termination of employment with the Corporation of an Officer on or after the Effective Date. The Involuntary Termination Plan does not govern severance payments and benefits to be made in the event of a Qualifying Termination (as such term is defined in Article 3 below), which matters are instead governed by the Change in Control Plan (Article 3 below). Notwithstanding anything to the contrary elsewhere in the Involuntary Termination Plan, the Involuntary Termination Plan does not apply to an otherwise eligible employee of the Corporation who is a party to an authorized written agreement with the Corporation that contains any provision for severance pay or benefits, except as may be expressly provided in such agreement.

2.2	Statement of General Purpose
It is intended by the Corporation that an Officer whose employment with the Corporation has been involuntarily terminated under the circumstances described herein be entitled to specified severance pay and benefits as set forth in this Involuntary Termination Plan, and subject to the terms of a separation agreement between the Corporation and the Officer entered into in connection with the termination of employment (“Separation Agreement”). This Involuntary Termination Plan duly recognizes the circumstances of termination and years of service with the Corporation as factors to be considered in the determination of the amount of severance to be paid to a Terminated Officer.

2.3	Definitions
Whenever used in the Involuntary Termination Plan, capitalized terms used but not otherwise defined herein shall have the meanings set forth below:

(a)
“Base and Bonus Compensation” means one-twelfth (1/12) of the sum of (i) the annual salary in effect for the Officer immediately prior to the Officer’s termination and (ii) 75% of the Officer’s target annual incentive as defined under the annual incentive plan of the Corporation (the “Annual Incentive Plan”) for the year in which the termination occurs.

(b)
“Cause” shall mean a determination by the Corporation that the Officer has willfully engaged in conduct materially injurious to the Corporation or has committed a crime involving dishonesty, moral turpitude or other disreputable behavior, including, but not limited to, a violation of the Corporation’s Global Business Standards.

(c)	“Disability” shall mean a determination by the Corporation under the Corporation’s applicable long term disability plan that the Officer is disabled.

(d)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and any successors thereto.

(e)
“Retirement” shall mean a termination on or after the Officer’s normal retirement age (as defined in the applicable Retirement Plan) following which the Terminated Officer is eligible for retirement benefits under such Retirement Plan.

(f)	“Retirement Plan” means The Hillshire Brands Company Salaried Pension Plan or any other qualified retirement plan of the Corporation, other than a 401(k) plan.

(g)
“Termination Date” means the date of the Officer’s termination of employment with the Corporation and its Controlled Group Members by reason of resignation or discharge, which shall be interpreted consistent with the definition of “separation from service” in Code Section 409A(a)(2)(A)(i) and any IRS guidance issued thereunder. For purposes of this definition, “Controlled Group Member” means the Corporation and any affiliated or related corporation which is a member of a controlled group of corporations (within the meaning of Section 1563(a) of the Code) which includes the Corporation or any trade or business (whether or not incorporated), which is under common control with the Corporation (within the meaning of Section 414(c) of the Code).

2.4    Eligibility for Severance

(a)
Eligible Terminations. Subject to Section 2.4(b), an Officer may be eligible for severance payments and benefits pursuant to this Involuntary Termination Plan only if his or her employment with the Corporation terminates under one of the following circumstances:

(i)	the Officer’s employment is terminated involuntarily due to an organizational restructuring which results in the elimination of the Officer’s position or function;

(ii)
the Officer’s principle business location changes by a distance of 50 miles or more from the Officer’s current business location and the Officer does not agree to continue employment with the Corporation; or

(iii)	the Officer terminates his or her employment at the direction of the Corporation.

(b)
Ineligible Terminations. Notwithstanding Section 2.4(a), an Officer shall not be eligible for any severance payments or benefits pursuant to this Involuntary Termination Plan if his or her employment with the Corporation terminates under any of the following circumstances:

(i)	a termination for Cause;

(ii)	a termination due to Disability;

(iii)	a termination due to death;

(iv)	a termination due to Retirement;

(v)	a voluntary termination of employment by the Officer other than at the direction of the Corporation;

(vi)	a termination of employment of the Officer following which, within a reasonable period of time, the Officer is offered and accepts new employment with the Corporation;

(vii)	the transfer of the Officer’s employment to a different division or operation of the Corporation with the consent of the Officer;

(viii)
the divestiture by the Corporation of the division or operation that employs the Officer or to which at least 80% of the Officer’s time is dedicated and the continuance of employment by the new or acquiring entity on substantially the same financial terms and conditions as in effect immediately prior to such disposition or on such other terms and conditions as are agreed to by the Officer;

(ix)
a termination of employment of the Officer under circumstances which entitle the Officer to receive severance payments or benefits pursuant to the terms of the Change in Control Plan (Article 3 below) or another plan or agreement which is or has been established or entered into by the Corporation or assumed by the Corporation in an acquisition, merger or similar transaction (including without limitation a change-in-control plan or agreement with a company which is acquired by the Corporation); or

(x)	any other termination of employment under circumstances not described in Section 2.4(a).

(c)
Characterization of Termination. The characterization of an Officer’s termination under this Involuntary Termination Plan shall be made by the Corporation’s Chief Human Resources Officer (regardless of any change in the title of that office as long as the duties are not materially changed or reduced), or such other person or committee designated by the Committee, which determination shall be final and binding (subject, however, to Section 2.10(c) below).

2.5	Severance Benefits Payable

(a)	Severance Pay. An Officer terminated under circumstances described in Section 2.4(a), and not described in Section 2.4(b), shall receive the following benefit (“Severance Pay”):

(xi)	continued payment of the Officer’s Base and Bonus Compensation (the “Base and Bonus Portion of Severance”), over the number of months (the “Severance Period”) determined by multiplying:

(A)	the number of the Officer’s full years of employment with the Corporation (including periods of employment with a predecessor employer, the business of which was acquired by the Corporation), by

(B)	three months if the Officer is an Executive Vice President or an officer senior thereto; two months if the Officer is a Senior Vice President; or one month if the Officer is a Vice President;
provided, however, in no event shall the Severance Period be less than twelve months or more than twenty-four months from the Officer’s Termination Date;

(xii)	a pro-rata amount (from the first day of the current fiscal year of the Corporation to the Officer’s Termination Date) of:

(A)
the annual incentive, if any, payable under the Annual Incentive Plan in effect with respect to the fiscal year in which the Termination Date occurs, using actual results, financial or non-financial, if applicable (the “Annual Incentive Portion of Severance”); and

(B)
the long-term incentive award, if any, payable under any long-term incentive program of the Corporation in which the Terminated Officer was a participant immediately prior to such Officer’s Termination Date, if such long-term incentive award relates, in whole or in part, to the period prior to the Termination Date (the “Long-Term Incentive Portion of Severance”), with the pro-rata amount calculated pursuant to the terms and conditions approved by the Committee at the time the award was granted and applicable to such long-term incentive program or award.

(xiii)	a lump sum cash amount equal to the Officer’s unpaid base salary and accrued and unused vacation through the Officer’s Termination Date.

(b)
Health Coverage. Beginning at the Termination Date, a Terminated Officer shall be eligible to elect COBRA continuation coverage under the group health plan (medical, dental and vision) available to similarly situated officers of the Corporation provided the Terminated Officer was enrolled in the group health insurance plan on the day prior to the Termination Date. If a Terminated Officer eligible for severance under Section 2.5(a) elects COBRA continuation coverage, the Corporation will subsidize the premium for such continuation coverage during the shorter of: (i) three months, or (ii) the Severance Period, so that the amount of such premium payable by such Terminated Officer shall equal the amount payable by an active Officer of the Corporation for comparable coverage. The period during which a Terminated Officer shall be charged active Officer rates for COBRA coverage shall be known as the ‘subsidized period. The premium charged for COBRA continuation coverage after the end of the subsidized period shall be entirely at the Terminated Officer’s expense and may be different from the premium charged during the subsidized period. A terminated Officer’s subsidized period shall count toward the period for which the Corporation must offer COBRA coverage to the Terminated Officer. The Terminated Officer’s COBRA continuation coverage shall terminate in accordance with the COBRA continuation of coverage provisions under the Corporation’s group health plan. If the Terminated Officer is eligible for early retirement under the terms of a Retirement Plan (or would become eligible if the Severance Period is considered as employment), then in lieu of COBRA continuation coverage under the group medical plan, the Terminated Officer may elect to participate in The Hillshire Brands Company Retiree Health Benefit Plan available to the Officers of the Corporation after the Termination Date in accordance with the terms and conditions of the plan in effect from time to time; provided, that such coverage shall not be available to the Terminated Officer unless he or she elects such coverage within thirty (30) days following the Termination Date. The premium charged the Terminated Officer for such retiree medical coverage may be different from the premium charged an active Officer of the Corporation for similar coverage.

(c)
Participation In Other Plans. Except as otherwise provided herein or in the applicable plan, participation in all other plans of the Corporation available to similarly situated Officers of the Corporation, including but not limited to, qualified pension plans, stock purchase plans, 401(k) plans and ESOPs, personal accident insurance, travel accident insurance, short and long term disability insurance and accidental death and dismemberment insurance, shall cease on the Officer’s Termination Date. Any non-qualified 401(k)/ ESOP benefits will be provided to a Terminated Officer eligible for severance through The Hillshire Brands Company Supplemental Executive Retirement Plan by treating the Severance Period as a period of employment with the Corporation. Effective April 30, 2010, the pension portion of The Hillshire Brands Company Supplemental Executive Retirement Plan was frozen and no additional pension benefits shall accrue nor shall additional compensation be taken into consideration under the pension portion of The Hillshire Brands Company Supplemental Executive Retirement Plan after that date. If the Terminated Officer is eligible for “retirement” as defined under the terms of the Executive Life Insurance Plan (the “Life Plan”) or becomes eligible for retirement during the Severance Period, then the Corporation will continue to make employer contributions as required under the terms of the Life Plan. If the Terminated Officer is not eligible for retirement and will not become eligible during the Severance Period, then the Corporation’s obligations under the Life Plan will end at the Terminated Officer’s termination date, no additional employer contributions will be made and the Terminated Officer may exercise all available options under the terms of the life insurance policy. Any long-term incentive awards such Terminated Officer received prior to the Termination Date shall vest or be forfeited pursuant to the terms of the long-term incentive grant agreements. Any stock option awards that vest prior to the end of the Severance Period must be exercised by the Terminated Officer within the applicable period specified in the stock option plan and stock option grant agreements. A Terminated Officer’s automobile allowance under the Corporation’s Executive Car Allowance Program will end on the Termination Date. A Terminated Officer shall not be eligible for reimbursement of club memberships and expenses incurred, or for participation in the Corporation’s Matching Grant Program, after the Termination Date. A Terminated Officer who was an Executive Vice President or a Senior Vice President shall be entitled to continued financial planning assistance provided by the Corporation through the Severance Period. Notwithstanding the foregoing, to the extent that any financial planning assistance or any other reimbursements are subject to Section 409A (i.e., because it is provided more than 2-½ months after the end of the Corporation’s or the Terminated Officer’s taxable year containing the Termination Date and it exceeds the amount specified in Section 402(g) of the Code), then (i) such reimbursements shall be payable by the Corporation on or before the last day of the Terminated Officer’s taxable year following the taxable year in which the expense was incurred; (ii) the expenses paid by the Corporation during any taxable year of the Terminated Officer will not affect the expenses paid by the Corporation in another taxable year; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit. The Corporation shall, at its sole cost and expense, provide the Officer with outplacement services with the person or entity of the Executive’s choosing from among the Corporation’s preferred outplacement providers suitable to the Officer’s position for a period of 1 year or, if earlier, until the first acceptance by the Officer of an offer of employment.

(d)
Foreign Officers. If the Terminated Officer is domiciled outside of the United States on the Termination Date, at the discretion of the Committee, the Terminated Officer shall receive the severance benefits required to be paid pursuant to the laws of the country in which the Terminated Officer is domiciled on the Termination Date in lieu of the benefits under paragraphs (a) through (c) above.

2.6	Mode of Payment of Severance
Subject to the requirements of Section 2.8 of this Involuntary Termination Plan, the Base and Bonus Compensation Portion of Severance shall be paid in equal installments accordance with the Corporation’s Corporate Officer pay schedule and as provided in the Separation Agreement; provided however, that all payments of deferred compensation, as such term is defined in Treas. Reg. §1.409A-1(b), and not otherwise excluded from such definition, such as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or separation pay due to involuntary separation pursuant to Treas. Reg. §1.409A-i(b)(9)(iii), shall commence to be paid on the first payroll after the 60th calendar day following termination of employment. Notwithstanding any provision herein to the contrary, all Severance Pay shall be paid within twenty-four (24) months of the Termination Date. Subject to the requirements of Section 2.8, the Annual Incentive Portion of Severance, if any, shall be paid to the Terminated Officer in cash on the same date the active participants under the Annual Incentive Plan are paid and the Long-Term Incentive Portion of Severance, if any, shall be paid to the Terminated Officer in accordance with the terms of the applicable long term incentive plan.

Notwithstanding the foregoing, if a Terminated Officer is a “specified employee” (as defined in The Hillshire Brands Company Key Employee Guide), the following rules shall apply:

(a)
For purposes of applying the exception to Section 409A for short-term deferrals, each installment shall be treated as a separate “payment” for purposes of Section 409A. Accordingly, any portion of the Severance Pay benefit paid (i) within 2-½ months of the end of the Corporation’s taxable year containing the Termination Date, or (ii) within 2-½ months of the Terminated Officer’s taxable year containing the Termination Date shall be exempt from Section 409A and shall be paid in accordance with the first paragraph of this Section 2.6.

(b)
To the extent benefits are not exempt from Section 409A under subparagraph (a) above, if the Terminated Officer’s Severance Pay benefit otherwise payable in the first six months following the Termination Date is equal to or less than the lesser of the amounts described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and (2), such Severance Pay benefit shall be exempt from Section 409A and shall be paid in accordance with the first paragraph of this Section 2.6.

(c)
Only to the extent a portion of the Terminated Officer’s Severance Pay benefit is not exempt from Section 409A pursuant to subparagraphs (a) and (b) above, then, any such remaining Severance Pay benefit will not be paid to the Terminated Officer until the first payroll date of the seventh month following the Termination Date. Any deferred payments will be paid in a lump sum and shall be equal to the portion of the Severance Pay benefit that exceeds the Section 409A limit, adjusted for interest calculated at the then-prevailing prime commercial lending rate published by the Wall Street Journal. Thereafter, the remainder of a Terminated Officer’s Severance Pay benefit shall be payable in installments according to the Corporation’s Corporate Officer pay schedule.

All payments hereunder shall be reduced by such amount as the Corporation may be required under all applicable federal, state, local or other laws or regulations to withhold or pay over with respect to such payment.

2.7	Termination of Benefits
All rights to receive or continue to receive Severance Pay and benefits pursuant to this Involuntary Termination Plan shall cease on the earliest of:

(a)
the date the Terminated Officer breaches any of the covenants in the Separation Agreement, as defined in Section 2.8, including without limitation any noncompetition, nonsolicitation, confidentiality or nondisparagement covenants contained therein; and

(b)	the date the Terminated Officer becomes reemployed by the Corporation.

2.8	Separation Agreement
No benefits under this Involuntary Termination Plan shall be payable to any Terminated Officer until the Terminated Officer and the Corporation have executed, and not revoked, a Separation Agreement (in substantially the form approved by the Committee, with such revisions or modifications as shall be deemed necessary or appropriate by the Chief Human Resources Officer (regardless of any change in the title of that office as long as the duties are not materially changed or reduced) within the time set forth in the Separation Agreement, and the payment of benefits under this Involuntary Termination Plan shall be subject to the terms and conditions of such Separation Agreement. In the event the Separation Agreement is not executed within the time set forth in the Separation Agreement, all benefits under this Involuntary Termination Plan shall be forfeited.

2.9	Death of Terminated Officer
In the event that the Terminated Officer shall die prior to the payment in full of (a) the Base and Bonus Compensation Portion of Severance, (b) the Annual Incentive Portion of Severance, if any, or (c) the Long-Term Incentive Portion of Severance, if any, then the Terminated Officer’s estate or beneficiary, whichever is applicable, shall be paid the remaining payments of such benefits. Such payments shall not affect or reduce any other death benefits that the Terminated Officer’s estate or beneficiary shall be entitled to receive under other plans of the Corporation.

2.10	Administration of Plan

(a)
General. Except as specifically provided herein, the Involuntary Termination Plan shall be administered by the Committee. The Committee may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of severance benefits, to designated individuals or committees. The Committee shall be the “administrator” and a “named fiduciary” under the Involuntary Termination Plan for purposes of ERISA.

(b)
Interpretations and Variations. The Committee shall have the duty and authority to interpret and construe, in its sole discretion, the terms of the Involuntary Termination Plan in regard to all questions of eligibility, the status and rights of Officers, distributees and other persons under the Involuntary Termination Plan, and the manner, time and amount of any payment under the Involuntary Termination Plan. The Committee or its representative shall decide any issues arising under this Involuntary Termination Plan, and the decision of the Committee shall be binding and conclusive on the Terminated Officer and the Corporation. Any variations from the Involuntary Termination Plan may only be made by the Committee in its sole discretion.

(c)
Claims Procedure. Any Terminated Officer who believes that he or she is entitled to receive severance benefits under the Involuntary Termination Plan may file a claim in writing with the Corporation. No later than ninety (90) days after the receipt of the claim, the Corporation shall either allow or deny the claim in writing, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred eighty (180) days after receipt of the claim. A denial of a claim, in whole or in part, shall be written in a manner calculated to be understood by the claimant and shall include:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Involuntary Termination Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure.
A claimant whose claim is denied (or his or her duly authorized representative) may within 60 days after receipt of the denial of his or her claim:

(x)	request a review upon written application to The Hillshire Brands Company ERISA Appeal Committee (“ERISA Appeal Committee”);

(y)	review pertinent documents; and

(z)	submit issues and comments in writing.
The ERISA Appeal Committee shall notify the claimant of its decision on review within sixty (60) days after receipt of a request for review unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review. Notice of the decision on review shall be in writing. The ERISA Appeal Committee’s decision on review shall be final and binding on any claimant or any successor in interest. If a Terminated Officer subsequently wishes to file a claim against the Involuntary Termination Plan, any legal action must be filed within ninety (90) days of the ERISA Appeal Committee’s final decision. No action at law or in equity shall be brought to recover benefits under the Involuntary Termination Plan until the appeal rights described herein have been exercised and the Involuntary Termination Plan benefits requested in such appeal have been denied in whole or in part.

2.11	Miscellaneous

(a)
Amendment or Termination. Notwithstanding anything herein to the contrary, the Committee may amend, modify or terminate the Involuntary Termination Plan at any time, which action may be effective prospectively or retroactively, as determined by the Committee; provided, however, that no amendment, modification or termination shall deprive any Terminated Officer of any payment or benefit payable pursuant to the terms of a Separation Agreement between the Corporation and such Terminated Officer, except as required by applicable law. Any amendment or termination of the Involuntary Termination Plan shall comply with the restrictions of Code Section 409A to the extent applicable. Specifically, no amendment or termination of the Involuntary Termination Plan may accelerate a scheduled payment unless permitted by Treasury Regulations Section 1.409A-3(j)(4).

(b)
Governing Law. This Involuntary Termination Plan shall be construed and enforced in accordance with ERISA and the Code and the laws of the State of Illinois (without regard to any states’ conflict of laws principles) to the extent such laws are not preempted by ERISA or the Code.

(c)
Successors and Assigns. This Involuntary Termination Plan shall be binding upon and inure to the benefit of the Corporation and its successors and assigns and shall be binding upon and inure to the benefit of a Terminated Officer and his or her legal representatives, heirs and assigns. No rights, obligations or liabilities of a Terminated Officer hereunder shall be assignable without the prior written consent of the Corporation.

ARTICLE 3
CHANGE IN CONTROL PLAN

3.1	Statement of General Purpose
It is intended by the Corporation that Officers shall be entitled to receive specified Change in Control Benefits upon termination of employment under certain circumstances following a Change in Control. The objectives of this plan (the “Change in Control Plan”) are to:

(a)	assure the Corporation of continuity of management in the event of an actual, possible or threatened Change in Control of the Corporation;

(b)	induce Officers to remain in the employ of the Corporation; and

(c)	attract and retain well-qualified executives.

3.2	Establishment and Term
This Change in Control Plan will commence on the Effective Date and will continue in effect thereafter, subject to amendment or termination by the Committee in accordance with Section 3.11(e) below.

3.3	Definitions
Whenever used in this Change in Control Plan, capitalized terms used but not otherwise defined herein shall have the meanings set forth below:

(d)
“Base And Bonus Compensation” means (i) the annual salary in effect for an Officer immediately prior to the Change in Control (or, if greater, any annual salary in effect for such Officer at any time after the Change in Control) plus (ii) such Officer’s target annual incentive (as defined in the Annual Incentive Plan) for the year in which the Change in Control occurs (including any deferred amounts).

(e)	“Beneficiary” means, with respect to an Officer, the persons or entities designated or deemed designated by such Officer pursuant to Section 3.11(c).

(f)	“Cause” shall have the meaning set forth in Section 2.3 above.

(g)	“Change in Control” shall occur:

(i)
upon the acquisition by any individual, entity or group, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership (as defined in Rule 13d‑3 promulgated under the Exchange Act), directly or indirectly, of 20% or more of the combined voting power of the then outstanding capital stock of the Corporation that by its terms may be voted on all matters submitted to stockholders of the Corporation generally (such capital stock, “Voting Stock”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Corporation (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Corporation), (B) any acquisition by the Corporation, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Corporation, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (A), (B) and (C) of subsection (ii) below shall be satisfied; and provided further that, for purposes of clause (B) above, if (1) any Person (other than the Corporation or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation) shall become the beneficial owner of 20% or more of the Voting Stock by reason of an acquisition by the Corporation and (2) such Person shall, after such acquisition by the Corporation, become the beneficial owner of any additional shares of the Voting Stock and such beneficial ownership is publicly announced, then such additional beneficial ownership shall constitute a Change in Control; or

(ii)
upon the consummation of a reorganization, merger or consolidation of the Corporation, or a sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation; excluding, however, any such reorganization, merger, consolidation, sale, lease, exchange or other transfer with respect to which, immediately after consummation of such transaction, (A) all or substantially all of the beneficial owners of the Voting Stock of the Corporation outstanding immediately prior to such transaction continue to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the entity resulting from such transaction), more than 50% of the combined voting power of the voting securities of the entity resulting from such transaction (including, without limitation, the Corporation or an entity which as a result of such transaction owns the Corporation or all or substantially all of the assets of the Corporation, directly or indirectly) (the “Resulting Entity”) outstanding immediately after such transaction, in substantially the same proportions relative to each other as their ownership immediately prior to such transaction, and (B) no Person (other than any Person that beneficially owned, immediately prior to such reorganization, merger, consolidation, sale, lease, exchange or other transfer, directly or indirectly, Voting Stock representing 20% or more of the combined voting power of the Corporation’s then outstanding securities) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding securities of the Resulting Entity, and (C) at least a majority of the members of the board of directors of the entity resulting from such transaction were Continuing Directors of the Corporation at the time of the execution of the initial agreement or action of the Board authorizing such reorganization, merger, consolidation, sale, lease, exchange or other transfer; or

(iii)	upon the consummation of a plan of complete liquidation or dissolution of the Corporation; or

(iv)
when those individuals who, immediately after the 2005 annual meeting of stockholders of the Corporation, constitute the Board (the “Continuing Directors”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Corporation subsequent to the 2005 annual meeting of stockholders of the Corporation whose election, or nomination for election by the Corporation’s stockholders, was approved by the vote of at least a majority of the Continuing Directors then comprising the Board (or by the nominating committee of the Board, if such committee is comprised of Continuing Directors and has such authority) shall be deemed to have been a Continuing Director; and provided further, that no individual shall be deemed to be a Continuing Director if such individual initially was elected as a director of the Corporation as a result of (A) an actual or threatened solicitation by a Person (other than the Board) made for the purpose of opposing a solicitation by the Board with respect to the election or removal of directors, or (B) any other actual or threatened solicitation of proxies or consents by or on behalf of any Person (other than the Board).

(h)	“Change in Control Benefits” means the payment of severance compensation and benefits as provided in Section 3.4.

(i)	“Disability” has the meaning set forth in Section 2.3 above.

(j)
“Effective Date of Termination” means the date on which a Qualifying Termination occurs which triggers the payment of Change in Control Benefits hereunder. For the avoidance of doubt, the determination of the date of the resignation or discharge giving rise to the Qualifying Termination shall be made consistent with the definition of “separation from service” in Code Section 409A(a)(2)(A)(i) and any IRS guidance issued thereunder.

(k)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(l)	“Good Reason” means the occurrence of any one or more of the following (without the Officer’s written consent):

(i)
any failure to elect or reelect or otherwise to maintain the Officer in the office or the position, or a substantially equivalent office or position, of or with the Corporation which the Officer held immediately prior to a Change in Control, or the removal of the Officer as a director of the Corporation (or any successor thereto) if the Officer shall have been a director of the Corporation immediately prior to the Change in Control;

(ii)
the assignment to the Officer of duties materially inconsistent with the Officer’s authorities, duties, responsibilities or status, a materially adverse change in the Officer’s reporting relationship, or any other action which results in a material diminution in the Officer’s authorities, duties, responsibilities, status or reporting relationship from those in effect immediately prior to the Change in Control;

(iii)
the Corporation’s requiring the Officer to be based at an office location which is at least fifty (50) miles from his or her current office location, or the Corporation’s requiring the Officer to travel on business to a substantially greater degree than required prior to the Change in Control;

(iv)
a material reduction in the Officer’s annual base salary as in effect immediately prior to the Change in Control (or, if greater, any annual base salary in effect for such Officer at any time after the Change in Control);

(v)
a material reduction in the Officer’s level of participation in any of the Corporation’s annual and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices or arrangements in which the Officer participates from the levels in place immediately prior to the Change in Control;

(vi)	the failure by the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Change in Control Plan;

(vii)	any termination of the Officer’s employment by the Corporation that is not effected pursuant to a Notice of Termination; and

(viii)
any action or event described in clause (i), (ii), (iii), (iv) or (v) above taken by the Corporation prior to the Change in Control at the request of the other party to the Change in Control transaction or otherwise in contemplation of the closing of the Change in Control transaction.

The existence of Good Reason shall not be affected by an Officer’s temporary incapacity due to physical or mental illness not constituting a Disability. An Officer’s Retirement shall constitute a waiver of his or her rights with respect to any circumstance constituting Good Reason. An Officer’s continued employment shall not constitute a waiver of his or her rights with respect to any circumstances which may constitute Good Reason; provided, however, that an Officer may not rely on any particular action or event described in clause (i) through (viii) above as a basis for terminating his or her employment for Good Reason unless he or she delivers a Notice of Termination based on that action or event within 90 days after its occurrence and the Corporation has failed to correct the circumstances cited by the Officer as constituting Good Reason within 30 days of receiving the Notice of Termination.
Any determination by the Chief Executive Officer that he has Good Reason to terminate his employment shall be binding on the Corporation, unless he or she is at the time serving as the Chief Executive Officer of, and reports directly to the board of directors

(or equivalent governing body) of, the ultimate parent of the corporate group which includes the Corporation (or its successor) following the Change in Control.

(m)
“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Change in Control Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of an Officer’s employment under the provision so indicated.

(n)	“Qualifying Termination” means either of the following events:

(i)
any termination of an Officer’s employment by the Corporation for reasons other than for Cause within six (6) months preceding or within two (2) years following a Change in Control (regardless of whether or not a Notice of Termination is delivered to such Officer by the Corporation); or

(ii)	a voluntary termination by an Officer for Good Reason within two (2) years following a Change in Control pursuant to a Notice of Termination delivered to the Corporation by such Officer.

(o)	“Retirement” has the meaning set forth in Section 2.3 above.

3.4	Change in Control Benefits

(e)
Right to Change in Control Benefits. Each Officer shall be entitled to receive from the Corporation the Change in Control Benefits, as described in Section 3.4(b), if (i) there has been a Change in Control and (ii) a Qualifying Termination of such Officer has occurred. Notwithstanding the foregoing, an Officer shall not be entitled to Change in Control Benefits if he or she is terminated for Cause, or if his or her employment with the Corporation ends due to death, Disability or Retirement or due to a voluntary termination of employment by such Officer without Good Reason.

(f)	Description of Change in Control Benefits.

(v)
Change in Control Benefits. In the event an Officer becomes entitled to receive Change in Control Benefits, as provided in Section 3.4(a), the Corporation shall pay to such Officer and provide such Officer with the following:

(A)
A cash amount equal to either (1) 2-½ times Base and Bonus Compensation in the case of the Chief Executive Officer or any Executive Vice President or (2) 2 times Base and Bonus Compensation for any other Officer.

(B)
A cash amount equal to the pro-rata amount (from the first day of the current fiscal year of the Corporation to the Officer’s Effective Date of Termination) of the annual incentive, if any, payable under the annual incentive plan of the Corporation in effect with respect to the fiscal year in which the termination occurs using actual financial or other quantitative bonus objectives and assuming a “target” level of performance with respect to any Individual Objectives portion of such incentive.

(C)	A cash amount equal to such Officer’s prorated long term incentive (as determined in accordance with Section 2.5(a)(ii)(B)).

(D)	A lump sum cash amount equal to such Officer’s unpaid base salary and unused and accrued vacation through the Effective Date of Termination.

(E)
If the aggregate benefits accrued by the Officer as of the Effective Date of Termination under the savings and retirement plans sponsored by the Corporation are not fully vested pursuant to the terms of the applicable plan, the difference between the benefits the Officer is entitled to receive under such plans and the benefits he would have received had he been fully vested will be provided to the Officer under The Hillshire Brands Company Supplemental Executive Retirement Plan. In addition, for purposes of determining the Officer’s 401(k)/ESOP benefits under The Hillshire Brands Company Supplemental Executive Retirement Plan and the Officer’s right to post-retirement medical benefits under The Hillshire Brands Company Retiree Health Benefit Plan, the Officer shall be assumed to have continued in employment following the Effective Date of Termination for 2-½ years in the case of the Chief Executive Officer or any Executive Vice President or 2 years in the case of any other Officer (i.e., 2-½ or 2 additional years of age and service credits shall be added) subject, in each such case, to the maximum service periods under The Hillshire Brands Company Supplemental Executive Retirement Plan and/or The Hillshire Brands Company Retiree Health Benefit Plan, as applicable. Effective April 30, 2010, the pension portion of The Hillshire Brands Company Supplemental Executive Retirement Plan was frozen and no additional pension benefits shall accrue nor additional compensation be taken into consideration under The Hillshire Brands Company Supplemental Executive Retirement Plan after that date. However, the Officer will not be eligible to begin receiving any retirement benefits under any such plans until the later of (1) the third anniversary of the Effective Date of Termination in the case of the Chief Executive Officer or any Executive Vice President or the second anniversary of the Effective Date of Termination in the case of any other Officer or (2) the date he or she would otherwise be eligible to begin receiving benefits under such plans; provided that this sentence shall only apply to the extent such change in time of payment is permitted under Section 409A pursuant to an exception or similar provision thereof.

(F)
A continuation of the health insurance, dental, vision and executive life insurance, available to similarly situated Officers on the Effective Date of Termination for a period of either (1) 2-½ years after the Effective Date of Termination in the case of the Chief Executive Officer or any Executive Vice President or (2) 2 years after the Effective Date of

Termination in the case of any other Officer. These benefits shall be provided to such Officer at the same premium cost, and at the same coverage level, as in effect as of such Officer’s Effective Date of Termination. However, in the event the premium cost and/or level of coverage shall change for all employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for such Officer in a corresponding manner. In the event the 2-½- or 2- year period (as appropriate) exceeds the period during which the Officer is eligible for COBRA continuation of his or her health insurance coverage, the Corporation shall pay the subsidy during the COBRA period and then shall pay the remainder of the subsidy to the Officer in a lump sum payment in the month following the month in which the maximum eligible COBRA period is exhausted. Personal accident insurance, travel accident insurance and accidental death and dismemberment insurance coverages shall continue for the period above only to the extent permitted under the terms of the plans or policies. The continuation of all coverages described in this clause (i)(F) shall be discontinued prior to the end of the 2-½- or 2- year period (as appropriate) in the event such Officer has available substantially similar coverages at a comparable cost from a subsequent employer, as determined by the Committee. The Corporation shall provide the continuation of health, dental and vision coverage pursuant to this clause (F) by paying monthly taxable reimbursements to the Officer during the applicable COBRA period in an amount equal to the portion of the monthly premium paid by the Officer for such coverage that would have been subsidized by the Corporation if the Officer had continued to be actively employed during such period; provided, however, that, in order to be eligible for reimbursement payments from the Corporation hereunder, the Officer and his qualified beneficiaries must elect in a timely manner to continue coverage under the Corporation’s health, dental and vision plans under COBRA.

(G)
In the case of the Chief Executive Officer, any Executive Vice President or any Senior Vice President, the Officer shall also continue to receive financial planning and counseling services consistent with past practice at the Corporation’s sole cost and expense during such 2-½- or 2- year period (as applicable). Notwithstanding the foregoing, to the extent that any financial planning assistance or any other reimbursements are subject to Section 409A (i.e., because it is provided more than 2-½ months after the end of the Corporation’s or the Terminated Officer’s taxable year containing the Termination Date and it exceeds the amount specified in Section 402(g) of the Code) then (1) such reimbursements shall be payable by the Corporation on or before the last day of the Officer’s taxable year following the taxable year in which the expense was incurred; (2) the expenses paid by the Corporation during any taxable year of the Officer will not affect the expenses paid by the

Corporation in another taxable year; and (3) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(H)	The Officer’s car allowance provided to him or her by the Corporation in accordance with the terms of the Corporation’s Executive Car Allowance Program will end on the Termination Date.

(I)	Equity Awards.

(1)
Stock Options. If an Officer has a Qualifying Termination, each outstanding stock option held by such Officer (“Option” or “Options”) shall automatically vest and become exercisable upon such Qualifying Termination; provided, however, that if the transaction giving rise to the Change in Control is an offer to purchase all of the Corporation’s outstanding voting stock for cash (“Cash Transaction”), or if the Officer experiences a Qualifying Termination within six (6) months preceding a Change in Control, then each such Option shall automatically vest and become exercisable immediately prior to the Change in Control. For purposes of each of the Officer’s Options that is exercisable on the Effective Date of Termination, the Officer’s termination of employment shall be disregarded, and each such Option shall continue to be exercisable as though the Officer’s employment had continued through the last day on which such Option would be exercisable in the absence of such employment termination.

(2)
Restricted Stock Units and Restricted Stock. If an Officer has a Qualifying Termination, all restrictions and forfeiture conditions on all restricted stock units (“RSUs”) and restricted stock held by such Officer shall automatically lapse upon such Qualifying Termination; provided, however, that if the transaction giving rise to the Change in Control is a Cash Transaction, or if the Officer experiences a Qualifying Termination within six (6) months preceding a Change in Control, then the restrictions and forfeiture conditions on the RSUs and restricted stock shall lapse immediately prior to the Change in Control. Except as provided in clause (4) of this Section 3.4(b)(i)(I), such RSUs and restricted stock shall be settled or paid within ten (10) business days after the date such restrictions and forfeiture conditions lapse or, if the transaction giving rise to the Change in Control is a Cash Transaction, in the same manner and at the same time as cash consideration is paid to holders of shares of outstanding common stock of the Corporation.

(3)	Performance-Based Restricted Stock Units. As of the date of a Change in Control, the performance criteria under each performance-based restricted stock unit (“PSU” or “PSUs”)

award held by such Officer shall be deemed to have been met and the Officer shall be deemed to have earned a fixed number of PSUs equal to 100% of the stated number of PSUs in each such award (the “Target PSUs”). If the Officer has a Qualifying Termination, all remaining restrictions and forfeiture conditions on the Target PSUs shall automatically lapse upon such Qualifying Termination; provided, however, that if the transaction giving rise to the Change in Control is a Cash Transaction, or if the Officer experiences a Qualifying Termination within six (6) months preceding a Change in Control, then all of the restrictions and forfeiture conditions on the Target PSUs shall lapse immediately prior to the Change in Control. Except as provided in clause (4) of this Section 3.4(b)(i)(I), such PSUs shall be settled or paid within ten (10) business days after the date such restrictions and forfeiture conditions lapse or, if the transaction giving rise to the Change in Control is a Cash Transaction, in the same manner and at the same time as cash consideration is paid to holders of shares of outstanding common stock of the Corporation.

(4)
Retirement Vesting. With respect to any Officer who is eligible for retirement vesting pursuant to the terms of an RSU and/or PSU award agreement upon a Qualifying Termination, or if the Officer could have become eligible for such retirement vesting prior to the date such RSUs and/or PSUs were scheduled to vest (a “Retirement-Eligible Officer”), such vested RSUs and/or PSUs shall be earned and/or vested in accordance with clause (2) or (3) of this Section 3.4(b)(i)(I), as the case may be, but shall be paid in accordance with the terms of the award agreement disregarding the Change in Control; provided, however: (1) to the extent the RSUs and/or PSUs are paid earlier in accordance with Section 409A of the Code following the termination of the RSUs and/or PSUs (and all other deferred compensation plans with which the RSUs and/or PSUs are aggregated) upon a “change in control event,” within the meaning of Section 409A of the Code (a “409A CIC”), and (2) with respect to any RSU or PSU award granted to a Retirement-Eligible Officer on or after June 26, 2013, if such Retirement-Eligible Officer becomes eligible for retirement vesting due to a retirement within two (2) years following a 409A CIC, such vested RSUs and/or PSUs shall be paid pursuant to clause (2) or (3) of this Section 3.4(b)(i)(I), as if such retirement were a Qualifying Termination.

(J)	This Section 3.4(b)(i) shall be applicable notwithstanding any conflicting or contrary term of any plan, arrangement or agreement.

(vi)	Outplacement Services. The Corporation shall, at its sole cost and expense, provide the Officer with outplacement services with the person or entity of the

Executive’s choosing from among the Corporation’s preferred outplacement providers suitable to the Officer’s position for a period of 1 year or, if earlier, until the first acceptance by the Officer of an offer of employment.

(g)
Termination for Disability. Following a Change in Control, if an Officer’s employment is terminated due to Disability, such Officer shall receive his or her base salary through the Effective Date of Termination, at which time such Officer’s benefits shall be determined in accordance with the Corporation’s disability, retirement, insurance and other applicable plans and programs then in effect. If such Officer’s employment is terminated due to Disability, such Officer shall not be entitled to Change in Control Benefits.

(h)
Termination for Retirement or Death. Following a Change in Control, if an Officer’s employment is terminated by reason of his Retirement or death, such Officer’s benefits shall be determined in accordance with the Corporation’s retirement, survivor’s benefits, insurance, and other applicable programs of the Corporation then in effect. In the event such Officer’s employment is terminated by reason of his or her Retirement or death, such Officer shall not be entitled to Change in Control Benefits.

(i)
Termination for Cause, or Other Than for Good Reason or Retirement. Following a Change in Control, if an Officer’s employment is terminated either (i) by the Corporation for Cause, or (ii) by such Officer (other than for Retirement or Good Reason), the Corporation shall pay such Officer his full base salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which such Officer is entitled under any compensation plans of the Corporation, at the time such payments are due, and the Corporation shall have no further obligations to such Officer under this Change in Control Plan.

(j)
Deferred Compensation. All amounts previously deferred by or accrued to the benefit of the Officer under any nonqualified deferred compensation plan sponsored by the Corporation (including, without limitation, any vested amounts deferred under incentive plans), together with any accrued earnings thereon, shall be paid in accordance with the terms of such plan.

(k)	Notice of Termination. Any termination of employment by (i) the Corporation or (ii) by an Officer for Good Reason shall be communicated by a Notice of Termination.

3.5	Form and timing for Change in Control Benefits

(d)
Form and Timing of Change in Control Benefits. Subject to Section 3.6 below, (i) the Change in Control Benefit described in Section 3.4(b)(i)(A) of this Article shall be paid in a lump sum payment within 30 days after the later to occur of (A) the Effective Date of Termination or (B) the date of the Change in Control and (ii) the Change in Control Benefits described in Sections 3.4(b)(i)(B) and (C) of this Article shall be paid in accordance with Section 2.6 above. For the avoidance of doubt, (1) the Change in Control Benefit described in Section 3.4(b)(i)(B) shall be considered the “Annual Incentive Portion of Severance” and (2) the Change in Control Benefit described in Section 3.4(b)(i)(C) shall be considered the “Long-Term Incentive Portion of

Severance.” In the event that the Officer shall die prior to the payment in full of any Change in Control Benefits described in Sections 3.4(b)(i)(A), (B) and (C) of this Article, then the Officer’s estate or beneficiary, whichever is applicable, shall be paid the remaining payments of such benefits. Such payments shall not affect or reduce any other death benefits that the Officer’s estate or beneficiary shall be entitled to receive under other plans of the Corporation. If the Officer’s Qualifying Termination occurs prior to the date of a Change in Control, then the lump sum Change in Control Benefit described in Section 3.4(b)(i)(A) of this Article shall be reduced by the amount, if any, of the Base and Bonus Portion of Severance received by the Officer pursuant to Section 2.5 during the period after the Qualifying Termination and before the Change in Control. For purposes of complying with Section 409A of the Code, (x) to the extent that an Officer becomes entitled to the Change in Control Benefit described in Section 3.4(b)(i)(A) of this Article due to a termination of employment that occurs in 2013, the portion of such Change in Control Benefit, if any, that is considered deferred compensation that is subject to Section 409A of the Code shall continue to be paid at the same time or times that such portion of the Change in Control Benefit would have been paid under the terms of the Plan in effect prior to June 26, 2013 and (y) if the 30-day period following the Effective Date of Termination begins in one calendar year and ends in the subsequent calendar year, the Change in Control Benefit payable upon the Effective Date of Termination shall be paid in the subsequent calendar year.

(e)
Withholding of Taxes. The Corporation shall be entitled to withhold from any amounts payable under this Change in Control Plan all taxes as legally shall be required (including, without limitation, any United States federal taxes and any other state, city or local taxes).

3.6	Reduction in Total Payments

(c)
Reduction to Maximize After-Tax Benefits. In the event that an Officer becomes entitled to Change in Control Benefits or any other payment or benefit under this Change in Control Plan, or under any other agreement with or plan or policy of the Corporation (in the aggregate, “Total Payments”), if all or any part of the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) and reducing the Total Payments would result in greater Change in Control Benefits (after taking into consideration the payment of all income and excise taxes that would be owing as the result of the Total Payments) the Corporation shall reduce the Total Payments by the amount necessary to maximize the Change in Control Benefits for such Officer determined on an after-tax basis in the following order: (i) any cash severance or other cash amount payable to the Officer hereunder, and (ii) any continued benefit valued as a “parachute payment” for purposes of Section 280G of the Code.

For purposes of determining the amount of an Officer’s Change in Control Benefits on an after-tax basis, the Officer shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Total Payments are to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of such Officer’s residence on the Effective Date of

Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(d)
Subsequent Recalculation. In the event the Internal Revenue Service adjusts any item included in the Corporation’s computations under Section 3.6(a) of this Article so that such Officer did not receive the full net benefit intended under the provisions of this Section 3.6, the Corporation shall reimburse such Officer by the end of the calendar year following the year of such adjustment for the full amount necessary to make such Officer whole, plus a market rate of interest, as determined by the Committee.

3.7	The Corporation’s Payment Obligation

(a)
Payment Obligation Absolute. The Corporation’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Corporation may have against such Officer or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Corporation shall be final, and the Corporation shall not seek to recover all or any part of such payment from such Officer or from whomsoever may be entitled thereto, for any reason except as provided in Section 3.6(b) above.

No Officer shall be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Change in Control Plan, and the obtaining of any such other employment shall in no event result in any reduction of the Corporation’s obligations to make the payments and arrangements required to be made under this Change in Control Plan, except to the extent provided in Section 3.4(b)(i)(F).

(b)
Contractual Right to Benefits. This Change in Control Plan establishes and vests in each of the Officers a contractual right to the benefits to which he or she is entitled hereunder. However, nothing herein contained shall require or be deemed to prohibit the Corporation to segregate, earmark or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

3.8	Separation Agreement
No benefits under this Change in Control Plan shall be payable to any Terminated Officer until the Terminated Officer and the Corporation have executed, and not revoked, a Separation Agreement (in substantially the form approved by the Committee or its Chairman, with such revisions or modifications as it or they shall deem necessary or appropriate) within the time required by law and set forth in the Separation Agreement, and the payment of benefits under this Change in Control Plan shall be subject to the terms and conditions of such Separation Agreement. In the event that the Separation Agreement is not executed within the time required by law and set forth in the Separation Agreement, all benefits under this Agreement shall be forfeited.

3.9	Legal Remedies

(d)
Payment of Legal Fees. To the extent permitted by law, the Corporation shall pay all reasonable legal fees, costs of litigation or arbitration, prejudgment or pre-award interest, and other expenses incurred in good faith by an Officer as a result of the Corporation’s refusal to provide Change in Control Benefits, or as a result of the Corporation’s contesting the validity, enforceability or interpretation of this Change in Control Plan, or as a result of any conflict (including conflicts related to the calculation of payments) between the Corporation and such Officer. For the avoidance of doubt, the extent that any reimbursements for fees, costs, interest and other expenses described in the immediately preceding sentence (or any other provision of the Plan) are subject to Section 409A, then (i) any reimbursements shall be payable by the Corporation on or before the last day of the Officer’s taxable year following the taxable year in which the fees, costs, interest and other expenses were incurred; (ii) the fees, costs, interest and other expenses paid by the Corporation during any taxable year of the Officer will not affect the fees, costs, interest and other expenses paid by the Corporation in another taxable year; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(e)
Arbitration. Except to the extent a Terminated Officer files a claim under Section 3.10(c) below, any dispute or controversy arising under or in connection with this Change in Control Plan shall be settled by arbitration, conducted before a panel of 3 arbitrators sitting in a location selected by the Officer involved in such dispute or controversy within 50 miles from the location of his or her employment with the Corporation, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for such Officer, shall be borne by the Corporation.

3.10	Administration of Plan

(d)
General. Except as specifically provided herein, the Change in Control Plan shall be administered by the Committee. The Committee may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of severance benefits, to designated individuals or committees. The Committee shall be the “administrator” and a “named fiduciary” under the Change in Control Plan for purposes of ERISA.

(e)
Interpretations And Variations. The Committee shall have the duty and authority to interpret and construe, in its sole discretion, the terms of the Change in Control Plan in regard to all questions of eligibility, the status and rights of Officers, distributees and other persons under the Change in Control Plan, and the manner, time and amount of any payment under the Change in Control Plan. The Committee or its representative shall decide any issues arising under this Change in Control Plan, and the decision of the Committee shall be binding and conclusive on the Terminated Officer and the Corporation. Any variations from the Change in Control Plan may only be made by the Committee in its sole discretion.

(f)	Claims Procedure. Any Terminated Officer who believes that he or she is entitled to receive severance benefits under the Change in Control Plan may, but is not required to,

file a claim in writing with the Corporation. In the event a Terminated Officer files such a claim, the claims procedure outlined in Section 2.10(c) above shall apply and Section 3.9(b) above shall not apply until such claim procedure has been exhausted.

3.11	Miscellaneous

(a)
Successors to the Corporation. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform the Corporation’s obligations under this Change in Control Plan in the same manner and to the same extent that the Corporation would be required to perform them if no such succession had taken place. The date on which any such succession becomes effective shall be deemed to be the date of the Change in Control.

(b)
Assignment by an Officer. This Change in Control Plan shall inure to the benefit of and be enforceable by each Officer’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If an Officer dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Change in Control Plan to such Officer’s Beneficiary. If such Officer has not named a Beneficiary, then such amounts shall be paid to such Officer’s devisee, legatee or other designee, or if there is no such designee, to such Officer’s estate.

(c)
Beneficiaries. An Officer may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Change in Control Benefits owing to such Officer under this Change in Control Plan. Such designation must be in the form of a signed writing reasonably acceptable to the Committee. Such Officer may make or change such designations at any time.

(d)
Governing Law. This Plan shall be construed and enforced in accordance with ERISA and the Code and the laws of the State of Illinois (without regard to any states’ conflict of laws principles) to the extent such laws are not preempted by ERISA or the Code.

(e)
Modification. No provision of this Change in Control Plan may be amended, terminated or waived unless such amendment, termination or waiver is agreed to in writing and signed by each Officer entitled to Change in Control Benefits hereunder and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors. Notwithstanding the foregoing, the Committee shall have the right to amend or terminate this Change in Control Plan unilaterally in order to comply with applicable law. In addition, the Committee shall have the right to amend or terminate this Change in Control Plan unilaterally for any reason by delivering written notice to each of the officers entitled to benefits hereunder; provided, that any such amendment, or termination shall only become effective upon the first anniversary of the delivery of such notice to the Officers or such later date as the Committee may specify in such notice (such first anniversary or later date being referred to as the “Applicable Date”). Notwithstanding the preceding sentence, no such unilateral amendment or termination shall become effective if a Change in Control occurs before the Applicable Date.

(f)
No Duplication. An Officer who receives the Change in Control Benefits specified in Article 3 shall not be entitled to receive payments or benefits under the Involuntary Termination Plan set forth in Article 2 above.

(g)	Termination. This Change in Control Plan shall automatically terminate two years after the occurrence of a Change in Control.